Quantum Technologies Announces Listing Transfer to The NASDAQ Capital Market

LAKE FOREST, CA, November 1, 2012 -- Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) (NASDAQ: QTWW), a global leader in alternative fuel systems and clean propulsion technologies for automotive applications, including natural gas, hybrid/electric and hydrogen systems, today announced that The NASDAQ Stock Market (“NASDAQ”) has approved the Company’s application to transfer its stock listing from The NASDAQ Global Market to The NASDAQ Capital Market, effective with the opening of the market on November 2, 2012. The Company’s common stock will continue to trade under the symbol “QTWW.” The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Market. Companies listed on The NASDAQ Capital Market must meet certain initial and continued listing requirements and adhere to NASDAQ’s corporate governance standards.

In connection with the transfer to The NASDAQ Capital Market, the Company was afforded 180 days, or until April 29, 2013, to regain compliance with the NASDAQ’s $1.00 minimum bid price requirement (the “Bid Price Requirement”) for continued listing. Except for the Bid Price Requirement, the Company currently meets all of the listing requirements and governance standards for The NASDAQ Capital Market.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the development and production of advanced vehicle propulsion systems, fuel storage technologies, and alternative fuel vehicles. Quantum's portfolio of technologies includes electronic and software controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and other alternative fuel technologies and solutions that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, fleets, aerospace industry, military and other governmental agencies, and other strategic alliance partners. Quantum's wholly owned subsidiary, Schneider Power Inc., and affiliate, Asola Solarpower GmbH, complement Quantum's alternative and renewable energy presence through the development and ownership of wind and solar farms, and the manufacture of high efficiency solar modules for traditional and automotive applications. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the USA, Canada, Germany and India.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information can be found about the products and services of Quantum at http://www.qtww.com or you may contact:

Brion D. Tanous, Principal, CleanTech IR, Inc. Email: btanous@cleantech-ir.com 310-541-6824

©2012 Quantum Fuel Systems Technologies Worldwide, Inc. Advanced Technology Center 25230 Arctic Ocean Drive, Lake Forest, CA 92630 Phone 949-930-3400 Fax 949-930-3401